EXHIBIT 99.1

FOR IMMEDIATE RELEASE

STURM, RUGER & COMPANY, INC. REPORTS THAT MANUFACTURING HAS

RESUMED AT ITS PRESCOTT, ARIZONA FACILITY

SOUTHPORT, CONNECTICUT, July 30, 2013 - Sturm, Ruger & Company, Inc. (NYSE-RGR) announced that production at its Prescott, Arizona manufacturing facility resumed yesterday. During a severe thunderstorm last Thursday, heavy precipitation caused a small portion of the roof to collapse. A significant amount of water entered the building and production was shut down. Fortunately, no one was injured.

Thanks to the hard work and dedication of our Prescott employees, temporary repairs were completed over the weekend and signed off by the structural engineers, which allowed production to resume.

We expect the cost of the repairs to the building and equipment, plus the value of the lost production to be less than $5 million.

About Sturm, Ruger

Sturm, Ruger & Co., Inc. is one of the nation’s leading manufacturers of rugged, reliable firearms for the commercial sporting market. The only full-line manufacturer of American-made firearms, Ruger offers consumers over 400 variations of more than 30 product lines. For more than 60 years, Ruger has been a model of corporate and community responsibility. Our motto, “Arms Makers for Responsible Citizens,” echoes the importance of these principles as we work hard to deliver quality and innovative firearms.

The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company, the impact of future firearms control and environmental legislation, and accounting estimates, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.